UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

May 4, 2011 (May 2, 2011)

(Date of Report (date of earliest event reported))

Jackson Hewitt Tax Service Inc.

(Exact name of Registrant as specified in its charter)

Delaware	1-32215	20-0779692
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification Number)

3 Sylvan Way Parsippany, New Jersey		07054
(Address of principal executive office)		(Zip Code)

(973) 630-1040

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01	NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING

On May 2, 2011, Jackson Hewitt Tax Service Inc. (“the Company”) received notice from the New York Stock Exchange (the “NYSE”) that the Company’s common stock would be suspended from the NYSE prior to the opening of trading on the NYSE on Monday, May 9, 2011. As indicated in a press release issued by the NYSE on May 3, 2011, the NYSE determined to suspend and initiate delisting of the Company’s common stock because the Company’s common stock did not have an average closing price of at least $1.00 per share over the prior 30 trading day period, the average aggregate value of the Company’s common stock over the prior 30 trading day period was less than $50 million and the Company did not have stockholders’ equity of at least $50 million. The Company understands that bid and ask quotations for its common stock may be available in the over-the-counter market.

As previously announced by the Company on April 29, 2011, the Company remains in discussions with the lenders under its Amended and Restated Credit Agreement, originally dated as of October 6, 2006 and amended through April 29, 2011, with Wells Fargo Bank, N.A. (as successor-by-merger to Wachovia Bank, National Association), as Administrative Agent, to agree upon a mutually satisfactory restructuring of the Company’s balance sheet and go-forward funding needs. While the terms of any restructuring remain to be finalized, the terms of the restructuring currently under discussion with the lenders do not contemplate that any value will be available for shareholders. No assurance can be given with respect to the terms or timing of any contemplated restructuring.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACKSON HEWITT TAX SERVICE INC.

By:	/S/ DANIEL P. O’BRIEN
Daniel P. O’Brien
Executive Vice President and Chief Financial Officer

Date: May 4, 2011